UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 8, 2025

NUVVE HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40296	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2488 Historic Decatur Road, Ste 230	San Diego,	California	92106
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (619) 456-5161

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	NVVEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into Material Definitive Agreement

As previously disclosed, in February 2019, Nuvve Holding Corp. (the “Company”) and its strategic partner, EDF Développement Environnement SA (“EDF”), formed Dreev SAS (“Dreev”, and together with the Company and EDF, the “Parties”) as a joint business venture in connection with vehicle-to-grid (“V2G”) operations within the territories of France, the United Kingdom, Belgium, Italy and Germany (the “Territory”). In connection with the formation of Dreev, the Company previously licensed and transferred certain of its patents, know-how, and software copyrights relating to V2G operations (the “Dreev IP”) to Dreev to develop and commercialize the Dreev IP in the Territory.

On October 8, 2025, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with EDF and Dreev, pursuant to which the Company agreed to sell to EDF all of the equity interests of Dreev held by the Company, representing approximately 4.65% of the total interests of Dreev. In exchange, EDF agreed to pay the Company a lump sum payment of 800,000 Euros.

Concurrently with the Purchase Agreement, the Parties entered into a Software Cross-License Agreement (the “Cross-License Agreement”), pursuant to which the Company agreed to grant Dreev a license on certain of its software repositories (the “Nuvve Licensed IP”) and Dreev agreed to grant the Company a license on certain of its software repositories (the “Dreev Licensed IP”, and together with the Nuvve Licensed IP, the “Cross Licensed IP”) relating to the V2G business operations in the Territory. Pursuant to the Cross-License Agreement, (i) the Company granted to Dreev an exclusive, fully paid-up, non-transferable, non-sublicensable, license to use the Nuvve Licensed IP in the Territory, and (ii) Dreev granted to the Company an exclusive, fully paid-up, non-transferable, non-sublicensable, license to use the Dreev Licensed IP in the Territory. The term of the Cross-License Agreement commences on October 8, 2025 and remains in effect for the duration of the protection granted to the longest of the rights applicable to the Nuvve Licensed IP. In the event of a material breach by a Party of its obligations thereunder, and which has not been cured within three months, the non-breaching Party may terminate the Patents Assignment Agreement upon six months prior written notice. The Cross-License Agreement supersedes any and all previous agreements between the Parties relating to the transfer, assignment and license of the Cross Licensed IP.

On October 8, 2025, the Parties also entered into a Patents Assignment and IPR License Agreement (the “Patents Assignment Agreement”), pursuant to which Dreev agreed to assign back to the Company certain patents and related know-how relating to the Dreev IP (the “Patent IP”), and the Company agreed to grant Dreev a license back to Dreev on such patents. Pursuant to the Patents Assignment Agreement, the Company granted Dreev an exclusive, fully paid-up, transferable, sublicensable, license over the Patent IP in the Territory in connection with designing and commercializing V2G related services. The Company agreed that it shall not utilize the Patent IP in the Territory for the term of the license. The term of the Patents Assignment Agreement commences on October 8, 2025 and remains in effect for the duration of the protection granted to the longest of the rights applicable to the Patent IP. In the event of a material breach by a Party of its obligations thereunder, and which has not been cured within three months, the non-breaching Party may terminate the Patents Assignment Agreement upon six months prior written notice. The Patents Assignment Agreement supersedes any and all previous agreements between the Parties relating to the transfer, assignment and license of the Patent IP.

The foregoing descriptions of the Purchase Agreement, Cross-License Agreement and Patents Assignment Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, which re filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
10.1*	Share Purchase Agreement, dated October 8, 2025, by and among Nuvve Holding Corp., EDF Développement Environnement SA and Dreev SAS
10.2*†	Software Cross-license Agreement, dated October 8, 2025, by and among Nuvve Holding Corp., EDF Développement Environnement SA and Dreev SAS
10.3*	Patents Assignment Agreement, dated October 8, 2025, by and among Nuvve Holding Corp., EDF Développement Environnement SA and Dreev SAS
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
* Pursuant to Item 601(a)(5) of Regulation S-K, the exhibits and schedules to this exhibit have been omitted from this report and will be furnished supplementally to the SEC upon request.
† Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2025

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer
2